Exhibit 10.24


                             JAMES J. RALABATE, ESQ.
                        LAW OFFICES OF JAMES J. RALABATE
                                5792 Main Street
                             Williamsville, NY 14221





                                              As of August 1, 2003


Xybernaut Corporation
12701 Fair Lakes Circle, Suite 550
Fairfax, VA  22033

                  Re:      Retention Agreement

Ladies and Gentlemen:

         This retention agreement shall set forth the understanding and agreement between the Law Offices of James J. Ralabate (the "Firm") and Xybernaut Corporation, a Delaware corporation (together with its subsidiaries, collectively the "Company"), with respect to the engagement of the Firm by the Company as more fully described herein.

                                   ENGAGEMENT

         The Company hereby engages the Firm for the purpose of advising the Company in connection with patent, trademark, tradename and other intellectual property matters including with regard to joint ventures involving intellectual property as well as licensing matters. In the event that in the future the Company wishes to engage the Firm for another purpose, the Firm will confirm that purpose by a separate retention agreement to be signed by the Company and the Firm.

         The Company should expect high quality, responsive legal representation from the Firm. If the Company has any experience that does not meet its expectations, the Company will let the Firm know immediately so that the Firm can address the problem.

         The Firm will have no obligation to provide legal services to the Company, until the Firm receives a fully executed copy of this Agreement.

         The Firm shall, if requested by the Company, provide the services of James J. Ralabate, Esq., on a full-time basis (if not less than 40 hours per week) in connection with the performance

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Xybernaut Corporation
As of January 1, 2004
Page 2


of the Firm's services to the Company as contemplated hereby. The Firm shall also supply the services of its other employees (lawyers, paralegals and non-lawyers), as may be necessary to furnish the services to the Company contemplated hereby.

         This retention agreement shall cover the period from August 1, 2003 through July 31, 2004 (the "Term"). During the Term, the Firm agrees not to agree to provide legal services to any other client without the prior written consent of the Company.

                             DISCLAIMER OF GUARANTEE

         As you know, it is impossible to predict the result or success of any engagement. Nothing in this retention agreement and nothing in any attorney's statement to the Company will be construed as a promise or guarantee about the outcome of the matter. The Firm makes no such promises or guarantees.

                                BILLING AND FEES

         As full compensation for the services to be provided to the Company by the Firm, the Company shall pay the Firm a monthly retainer fee, which shall be payable in cash, at the rate of $30,000 per month. The monthly retainer fee will be payable in arrears at the end of each month and shall be payable regardless of the amount of time expended by professionals and others employed by the Firm during the month.

         In addition, in consideration of all of the services to be provided by the Firm for all of the Term, the Company shall issue to the Firm 50,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"). The Shares will be restricted and will bear an appropriate legend. The firm acknowledges and agrees that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or under any applicable state securities laws and may not be sold, transferred, assigned, pledged or hypothecated nor may a lien or security interest be granted therein, without a registration statement with respect to the Shares in effect or pursuant to an exemption from registration under the Act, as determined by the Company's corporate counsel.

         The Company intends to register the Shares for resale on a registration statement issued on Form S-3 (or any other appropriate registration form) at such time as the Company considers it to be reasonable to do so, taking into account, among other things, the rights of the other shareholders whose shares of Common Stock are included in such registration statement, as well as the impact of the price of the Company's Common Stock that the registration of the Shares might have.

         In order to induce the Company to issue the Shares to the Firm, the Firm hereby represents and warrants to the Company as follows: (i) the Firm is acquiring the Shares for its

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Xybernaut Corporation
As of January 1, 2004
Page 3


own account and for investment purposes only and not with any intention to dispose, transfer or assign the shares, directly or indirectly; (ii) the principal and sole owner of the Firm, James J. Ralabate, Esq., is an "accredited investor", as that term is defined in Regulation D promulgated under the Act;
(iii) the Firm acknowledges that an investment in the Shares is speculative and involves a high degree of risk and the Firm can bear an entire loss of its investment in the Shares; (iv) the Shares have not been registered under the Act or under any applicable state securities laws and may never be so registered;
(v) no governmental agency or regulatory body (including, without limitation, the Securities and Exchange Commission) has passed upon or approved the issuance of the Shares; and (vi) the Firm has not relied upon any representation or warranty by the Company or anyone on its behalf (including, without limitation, the Company's directors, officers, employees or corporate counsel) in deciding to acquire the Shares.

         For tax purposes, the Company will issue to the Firm on a Form(s) 1099 or other such IRS approved form(s) for the Shares based upon a value of $0.75 per share of Common Stock, such price being equal to the closing price of the Common Stock on the day preceding the beginning of the Term.

         The Firm will charge the Company for expenses reasonably incurred in connection with the Company's matter for services performed in-house, such as photocopying, long distance telephone calls, computer research and special deliveries. In accordance with the Firm's normal billing procedures, we will submit invoices to the Company on a monthly basis which will include a detailed statement of services rendered and expenses incurred.

         The Company has the right to terminate, in writing, the Firm's representation at any time. In the event of termination of this engagement by either party, all fees and expenses incurred on the Company's behalf, whether billed or unbilled, shall (to the extent not already billed, due and payable) be immediately become payable.

                          INFORMATION FROM THE COMPANY

         The Firm will not be responsible for independently verifying the truth and accuracy of information supplied by or on behalf of the Company to the Firm in all material respects. The Company's delivery of such information to the Firm constitutes a warranty of its accuracy and completeness in all material respects. In addition, the Company understands that the Firm will be relying on the Company to review for correctness all applications and other communications drafted by the Firm that will or could be submitted to regulatory authorities or be reviewed by examiners or other third parties.

                              E-MAIL COMMUNICATIONS

         The Company recognizes that technology is ever-evolving and that electronic communications cannot be fully protected from unauthorized interception. In addition, human

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Xybernaut Corporation
As of January 1, 2004
Page 4


error may at times result in electronic communications being missent. Nonetheless, for efficiency purposes, the Company authorizes the Firm and its attorneys and staff to transmit information, including information of a confidential nature, to and communicate with the Company, other authorized recipients and each other by telecopy, cell phone, e-mail, internet and other wired and wireless forms of communication.

                      COMPANY FILES AND DOCUMENT RETENTION

         The Company's papers and property will be returned to the Company promptly upon written request. The Firm's files pertaining to the matter, including lawyer work product, will be retained by the Firm. The Firm's files include, for example, its administrative records, time and expense reports, personnel and staffing materials, and credit and accounting records and internal lawyers' work product such as drafts, notes, internal memoranda, and legal and factual research, including investigative reports, prepared by or for the internal use of lawyers. For various reasons, including the minimization of unnecessary storage expenses, the Firm reserves the right to destroy or otherwise dispose of any such documents or other materials retained by the Firm within a reasonable time after the termination of the engagement.

                              CONFLICTS OF INTEREST

         As of the date of this letter, the Firm has conducted a search of its other Company relationships in order to determine whether this representation would create a conflict of interest in connection with any other attorney-Company relationships of the Firm. Notwithstanding that fact, issues involving the legal affairs, while not perceived to be present now, could arise such that the interests of the Firm and the Company may become adverse at a future date. In the event this occurs, the Firm could not represent the Company in a matter adverse to another Firm Company, and the Company would be required to retain new counsel to represent its interests in such matter. In such event, the Firm will spend sufficient time with replacement counsel to educate them in relation to the status of the engagement, to the extent of the Firm's involvement, at no cost or expense to the Company.

                    DISPUTE RESOLUTION BY BINDING ARBITRATION

         Please be advised that in the event of a fee dispute, you may seek to resolve the dispute by arbitration under Rule 137 of the New York State Fee Dispute Resolution Program, under such circumstances where that procedure applies.

                        GOVERNING LAW; COMPLETE AGREEMENT

         This retention agreement, and the relationship between the Company and the Firm (including any dispute), shall be governed by and construed in accordance with the laws of the

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Xybernaut Corporation
As of January 1, 2004
Page 5


State of New York, without regard to its conflicts of law principles which would result in the application of the laws of another jurisdiction.

         This retention agreement may not be modified, amended, altered or supplemented except by a written agreement executed by the parties hereto. This retention agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter of this retention agreement and supersedes all prior and/or contemporaneous agreements and understandings of any kind and nature (whether written or oral) between the parties with respect to such subject matter, all of which are merged herein.

         Please execute and return the original of this retention agreement indicating the Company's acceptance and agreement with these terms and conditions of the Firm's engagement.

         If you have any questions concerning any aspect of this retention agreement or our employment, please contact me at your earliest convenience.

                                     Yours very truly,

                                     LAW OFFICES OF JAMES J. RALABATE


                                     By: /s/ James J. Ralabate
                                         ---------------------------------------
                                         Name: James J. Ralabate, Esq.
                                               Shareholder/Partner


ACCEPTED AND AGREED TO

as of January 1, 2004

Xybernaut Corporation


By: /s/ Edward G. Newman
   ----------------------------------
   Name:  Edward G. Newman
   Title: Chief Executive Officer and
          Chairman of the Board of Directors